Exhibit 99.1

                  Journal Register Company Announces
              Fourth Quarter and Full Year 2003 Results

    TRENTON, NJ--(BUSINESS WIRE)--Jan. 29, 2004--Journal Register Company (NYSE: JRC) today reported net income of $16.4 million, or $0.39 per diluted share, for the quarter ended December 28, 2003, as compared to net income of $14.2 million, or $0.34 per diluted share, for the quarter ended December 29, 2002, an increase of 15.2 percent. For the year ended December 28, 2003, the Company reported net income of $72.0 million, or $1.72 per diluted share, an increase of 47.9 percent as compared to $49.2 million, or $1.16 per diluted share, for the year ended December 29, 2002.
    Excluding special items, the Company reported earnings per diluted share of $0.35 for the fourth quarter of 2003, an increase of 2.3 percent as compared to $0.34 for the fourth quarter of 2002, and $1.19 for the full year 2003, an increase of 4.8 percent as compared to $1.14 for the full year 2002. The special items are comprised of the reversal of certain tax accruals in the third quarter of 2002 and in the third and fourth quarters of 2003, as well as a special charge recorded in the third quarter of 2003 related to a potential acquisition.
    Also, for comparison purposes, where noted, the Company's operating results are presented on a same-store basis, which excludes the results of the Company's acquisitions and dispositions from the current and prior year periods.
    Chairman, President and CEO Robert M. Jelenic stated, "We are pleased with our 2003 financial results, which reflect solid year-over-year increases in our diluted earnings per share for the fourth quarter and full year, and we are optimistic that the improvement in advertising revenue trends will continue to build momentum in 2004. We expect classified employment revenues, which turned around in the second half of the year and were positive during each period of the fourth quarter, as well as continued improvement in retail advertising revenues and the overall economic environment, to help drive our 2004 results."
    Total revenues for the quarter and the full year ended December 28, 2003, were $104.4 million and $406.0 million, respectively. On a same-store basis, total revenues for the fourth quarter of 2003 were $102.8 million, as compared to the fourth quarter 2002 revenues of $103.3 million. For the full year ended December 28, 2003, total revenues on a same-store basis were $399.7 million as compared to $403.7 million in 2002.
    Total advertising revenues for the fourth quarter of 2003 were $78.0 million as compared to $77.6 million for the fourth quarter of 2002. For the full year 2003, total advertising revenues were $299.0 million, as compared to $297.1 for the full year 2002.
    For the fourth quarter of 2003, same-store advertising revenues increased 0.4 percent to $76.4 million from $76.1 million for the fourth quarter of 2002.
    Retail advertising revenues on a same-store basis for the fourth quarter of 2003 were down 0.6 percent as compared to the prior year quarter. However, three of the Company's six clusters reported increases in same-store retail advertising revenues for the fourth quarter, with the Company's Capital-Saratoga, New York cluster reporting a particularly strong performance, up 6.3 percent. The Company's Mid-Hudson, New York cluster reported an increase in retail advertising revenues of 0.8 percent and the Company's Central New England cluster was up 0.4 percent.
    Classified advertising revenues on a same-store basis were strong for the quarter, up 4.4 percent as compared to the prior year quarter, which is the Company's best same-store quarterly classified advertising revenue performance in nearly four years. Growth in overall classified advertising revenues was driven primarily by real estate advertising revenues, up a strong 12.1 percent. Classified employment advertising revenues also performed well, up 1.9 percent, marking the first positive quarter for the employment category in three years. Classified employment advertising revenues were positive during each period of the fourth quarter, and Period Twelve marked the eighth consecutive period of sequential improvement in year-over-year classified employment advertising revenue trends. Classified automotive advertising revenues were down 4.8 percent for the quarter, on a same-store basis, as compared to the prior year quarter, primarily as a result of tough comparisons in the fourth quarter of 2002, which was up 6.8 percent as compared to the fourth quarter of 2001, as well as a slowdown at the end of December attributable in part to harsh winter weather. Overall classified gains were led by the Company's Connecticut cluster, which was up 7.1 percent, with strength in classified real estate and classified employment advertising revenues, which were up 14.8 percent and 7.3 percent, respectively. Classified advertising revenues for the quarter were also very strong in the Greater Philadelphia cluster, which was up 6.8 percent, driven primarily by a 9.4 percent increase in real estate advertising revenues and a 5.0 percent increase in automotive advertising revenues.
    Same-store national advertising revenues, which represented approximately five percent of total advertising revenues for the quarter, were down 14.7 percent as compared to the fourth quarter of 2002, reflecting tough comparisons in our Greater Philadelphia cluster, which was up 32.0 percent in the fourth quarter of 2002 due to an extensive airline campaign.
    On a same-store basis, advertising revenues for the full year 2003 were $293.5 million, basically even with advertising revenues of $293.7 million for the full year 2002.
    For the year, same-store retail advertising revenues declined 0.6 percent to $160.3 million as compared to $161.2 million in the prior year, with four of the Company's six clusters reporting increases. The Capital-Saratoga, New York cluster led the way, with a 3.4 percent increase in retail revenues for the year, primarily as a result of increased major account and preprint advertising revenues. Also reporting increases in retail advertising revenues for the full year 2003 were: the Company's Mid-Hudson, New York cluster, up 2.0 percent; the Greater Philadelphia cluster, up 1.3 percent; and the Central New England cluster, up 0.6 percent.
    Classified advertising revenues increased 1.2 percent for the full year 2003 as compared to the prior year, driven by a 13.9 percent increase in classified real estate advertising revenues as compared to 2002. Overall classified advertising revenues were particularly strong in the third and fourth quarters of 2003, up 3.7 percent and 4.4 percent, respectively, and were among the best in the industry for the second half of 2003 based on results reported to date. Classified employment revenues, although down 8.7 percent for the year, were positive during each period of the fourth quarter. Classified automotive advertising revenues were down 2.2 percent for the full year 2003, primarily as a result of difficult comparisons in 2002, which was up 7.8 percent as compared to 2001, and harsh weather in much of 2003.
    National advertising revenues, on a same-store basis, were down
5.1 percent for the full year 2003 as compared to 2002.
    Several Journal Register Company newspapers produced solid growth in total advertising revenues in the fourth quarter of 2003 as compared to the fourth quarter of 2002. Top performers among the Company's daily newspapers were: The Phoenix in Phoenixville, PA, up
15.9 percent; the Taunton Daily Gazette in Taunton, MA, up 10.8 percent; The Saratogian in Saratoga Springs, NY, up 6.4 percent; The Herald News, in Fall River, MA, up 4.1 percent; The Times Herald, in Norristown, PA, up 3.9 percent; and The Delaware County Daily Times, in Primos, PA, up 3.5 percent. Top performers among the Company's non-daily publications were: the Company's weekly newspaper group based in Quarryville, PA, up 14.8 percent; the Company's weekly newspaper group based in Medford, NJ, up 9.3 percent; Shore Line Newspaper group, based in Guilford, CT, up 8.3 percent; The Litchfield County Times group, based in New Milford, CT, up 8.1 percent; Imprint Newspapers, based in Bristol, CT, up 7.9 percent; and Montgomery Newspapers, the Company's weekly newspaper group based in Fort Washington, PA, up 6.3 percent.
    For the full year 2003, top advertising revenue performers among the Company's daily newspapers were: The Phoenix in Phoenixville, PA, up 6.2 percent; The Times Herald, in Norristown, PA, up 5.9 percent; The Herald News, in Fall River, MA, up 5.0 percent; the Taunton Daily Gazette in Taunton, MA, up 4.6 percent; and The Saratogian in Saratoga Springs, NY, up 3.9 percent. Top performers among the Company's non-daily publications for the full year were the Company's weekly newspaper group based in Quarryville, PA, up 15.5 percent; Imprint Newspapers, based in Bristol, CT, up 7.7 percent; and the Company's weekly newspaper group, based on the Main Line in Ardmore, PA, up a combined 6.4 percent.
    The Company's newspapers in its Capital-Saratoga, Greater Philadelphia and Central New England clusters led the Company's advertising revenue performance for the fourth quarter and full year 2003.
    Circulation revenues were $22.2 million for the fourth quarter of 2003, as compared to $22.6 million in the fourth quarter of 2002. On a same-store basis, circulation revenues decreased approximately 1.8 percent for the fourth quarter and 1.4 percent for the full year 2003.
    Online revenues for the fourth quarter of 2003 increased approximately 14.8 percent to $1.2 million as compared to the fourth quarter of 2002. For the year ended December 28, 2003, online revenues were approximately $4.7 million, an increase of approximately 19.4 percent as compared to full year 2002. In addition, for the full year 2003, the Company's websites generated approximately 117 million page views, which reflects a compound annual growth rate for page views of approximately 35 percent since 2000.
    The Company reported EBITDA for the fourth quarter and the year ended December 28, 2003 of $30.4 million and $109.2 million, respectively. The Company's EBITDA margin for the fourth quarter was over 29 percent, which represents one of the highest margins in the industry.
    On a same-store basis, non-newsprint cash operating expenses for the fourth quarter were basically flat as compared to the prior year quarter and up just 0.7 percent for the full year 2003 as compared to the full year 2002, despite substantial increases in pension, medical and general insurance costs.
    On a same-store basis, Journal Register Company's newsprint expense was up approximately 6.3 percent for the quarter and up approximately 2.8 percent for the full year 2003 as compared to the 2002 periods. The Company's unit cost of newsprint increased approximately 13 percent for the fourth quarter and increased approximately 7.6 percent for the full year 2003 as compared to the prior year periods.
    Executive Vice President and Chief Financial Officer Jean B. Clifton noted, "We continue to focus on reaping the benefits of our clustering strategy, which enables us to achieve significant cost savings at many levels of the organization by optimizing productivity of our labor force, expanding cross-sell and cross-promotion opportunities, centralizing production processes and streamlining distribution processes. The geographic proximity of our operations within each cluster has also facilitated our ability to introduce and roll-out new product offerings."
    Clifton continued, "The synergies derived from our clustering strategy directly and positively impact our operating margins and have contributed to our ability to consistently generate substantial free cash flow. In 2003, we generated free cash flow of $58.9 million, or $1.41 per diluted share. For the fourth quarter 2003, we generated free cash flow of $16.0 million, or $0.38 per diluted share. We currently intend to continue to allocate free cash flow to strategic acquisitions, debt reduction, and to our share repurchase program."
    As of December 28, 2003, Journal Register Company's net debt outstanding was approximately $418 million, a reduction of approximately $65 million since the end of fiscal year 2002. The Company repurchased approximately 520,000 shares of its common stock during 2003.
    Capital expenditures for 2003 were approximately $15 million and the Company expects capital expenditures to be approximately $16 million for 2004.
    Jelenic said, "Looking at 2004, and based on our current projections, which reflect our expectation for advertising revenue growth in the four to five percent range for the year, which is based in part on a belief that the general economy and the advertising environment will continue to improve, we expect to report 2004 earnings within the current range of our analysts' estimates of $1.18 to $1.30 per diluted share."
    The Company's fourth quarter and full year 2003 earnings conference call is scheduled for 10:00 a.m. EST today and will be accessible via a live Internet webcast and a limited number of listen-only, dial-in conference lines. The live webcast can be accessed through Journal Register Company's website, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the webcast will be available at www.journalregister.com for seven days following the call.
    To access the conference call, dial (877) 645-6115 at least ten minutes prior to the start of the call. International callers should dial (706) 679-5367.
    Journal Register Company is a leading U.S. newspaper publishing company that owns 23 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 237 non-daily publications. Journal Register Company currently operates 152 individual Web sites, which are affiliated with the Company's daily newspapers and non-daily publications, and can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in six geographic areas: Greater Philadelphia, Connecticut, Greater Cleveland, Central New England, and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, Inc., a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

    This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and material increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA, Free Cash Flow and Adjusted Net Income figures in this release are non-GAAP financial measures. Adjusted Net Income reflects the special items that are described elsewhere in this release. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.


                       JOURNAL REGISTER COMPANY
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)

                                 Quarter Ended      Year Ended
                               12/28/03 12/29/02 12/28/03 12/29/02
                              --------- -------- -------- --------
  Revenues:
   Advertising                  $77,988  $77,563 $298,986 $297,056
   Circulation                   22,202   22,598   90,034   91,123
                                -------  -------  -------  -------
  Newspaper revenues            100,190  100,161  389,020  388,179
  Commercial printing and other   4,198    4,660   16,966   19,575
                                -------  -------  -------  -------
  Total revenues                104,388  104,821  405,986  407,754
  Operating expenses:
   Salaries and employee
    benefits                     38,677   37,432  155,355  150,614
   Newsprint, ink and
    printing charges              8,135    7,900   31,181   32,023
   Selling, general and
    administrative               12,552   14,050   51,932   52,976
   Depreciation and amortization  3,822    3,629   15,447   14,927
   Other                         14,577   14,213   58,334   56,866
                                 ------   ------  -------  -------
  Total operating expenses       77,763   77,224  312,249  307,406
  Operating income               26,625   27,597   93,737  100,348
  Net interest expense
   and other                    (3,456)  (4,844) (15,627) (23,677)
                                -------  ------- -------- --------
  Income before provision
   for income taxes              23,169   22,753   78,110   76,671
  Provision for income taxes      6,777    8,506    6,120   27,444
                                 ------   ------   ------   ------
  Net income                    $16,392  $14,247  $71,990  $49,227
                                =======  =======  =======  =======
  Net income per common share
   Basic                          $0.40    $0.34    $1.75    $1.18
   Diluted                        $0.39    $0.34    $1.72    $1.16
  Adjusted net income per common share
   Basic                          $0.35    $0.34    $1.21    $1.16
   Diluted                        $0.35    $0.34    $1.19    $1.14
  Weighted-average shares outstanding:
   Basic                         41,270   41,622   41,245   41,576
   Diluted                       42,156   42,216   41,834   42,323
  Other Data:
  Operating income              $26,625  $27,597  $93,737 $100,348
    Add: Depreciation and
     amortization                 3,822    3,629   15,447   14,927
                                 ------   ------  -------  -------
   EBITDA                        30,447   31,226  109,184  115,275
   EBITDA margin                    29%      30%      27%      28%
    Less: Capital expenditures  (5,027)  (5,133) (15,129) (13,010)
    Less: Interest expense      (3,392)  (4,844) (14,663) (23,568)
    Less: Cash income taxes     (6,042)  (4,543) (20,476) (17,066)
                               -------- -------- -------- --------
  Free Cash Flow               $15,986  $16,707  $58,916  $61,631
  Free Cash Flow per
   diluted share                 $0.38    $0.40    $1.41    $1.46
  Net income, as reported      $16,392  $14,247  $71,990  $49,227
   Less: Special items          (1,845)      --  (22,203)  (1,172)
                               --------  ------  --------  -------
   Adjusted net income         $14,547  $14,247  $49,787  $48,055

    Notes:

1. Certain operating expenses related to certain of the Company's acquisitions have been reclassified in the prior periods to conform to the Company's general financial presentation. The reclassification had no impact on total operating expenses, operating income, EBITDA, non-newsprint cash operating expenses or net income.

2. Cash income taxes represent the application of the Company's current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment.

3. Adjusted net income excludes the net effect of (i) the reversal of certain tax accruals in the third and fourth quarters of 2003 ($20.9 million and $1.8 million, respectively) and the third quarter of 2002 ($1.2 million) and (ii) special transaction-related expenses of approximately $553,000 (after related income taxes) in the third quarter of 2003.


    CONTACT: Journal Register Company
             Jean B. Clifton, 609-396-2200